As filed with the Securities and Exchange Commission on August 2, 2012
Registration No. 333-17118

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YUMMY FLIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	3949	20-8496798
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1848 South Lamar Ct.
Lakewood, CO 80232
(303) 619-2503
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary S. Okizaki
Chief Executive Officer
Yummy Flies, Inc.
1848 South Lamar Ct.
Lakewood, CO 80232
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew I. Telsey, Esq.
Andrew I. Telsey, P.C.
12835 E. Arapahoe Road
Tower I Penthouse #803
Englewood, CO 80112
Tel: (303) 768-9221

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company:

☐ Large accelerated filer	☐ Accelerated filer

☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, Par value $0.001 per share ………	1,989,000	$0.05	$99,450	$11.40*
__________________

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
* $4.25 of this amount was previously paid upon filing of the Registrant’s initial registration statement on December 15, 2010.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, dated August 2, 2012

PROSPECTUS
PRELIMINARY
PROSPECTUS

1,989,000 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 1,989,000 shares of our Common Stock (“Common Stock”) held by Selling Stockholders listed beginning on page 12 of this Prospectus (the “Selling Stockholders”), (the “Offering”). See “SELLING STOCKHOLDERS.”

The Selling Stockholders may sell their shares of our Common Stock (the “Shares”) from time to time at the initial price of $0.05 per share until our common shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. See “DETERMINATION OF OFFERING PRICE,” “SELLING STOCKHOLDERS” and “PLAN OF DISTRIBUTION.”

We will pay the expenses of registering these Shares. We will not receive any proceeds from the sale of Shares of Common Stock in this Offering. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders.  The Selling Shareholders are expected to receive aggregate net proceeds of approximately $90,000 from the sale of their Shares (approximately $.045 per share).

Our Common Stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTC Bulletin Board (the “OTCBB”) if we qualify for listing on the same. There can be no assurances that our Common Stock will be approved for trading on the OTCBB, or any other trading exchange.

This Prospectus is part of a registration statement that we have filed with the US Securities and Exchange Commission. Prior to filing of our registration statement, we were not a reporting company under the Securities Exchange Act of 1934, as amended. Following the effectiveness of our registration statement we will become subject to the reporting requirements under the aforesaid Act.

Investing in our Common Stock involves a high degree of risk. You should invest in our Common Stock only if you can afford to lose your entire investment.

The date of this Prospectus is ____________, 201__

PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to the financial statements.  In this Prospectus, the terms “the “Company,” “we,” “us” and “our” refer to Yummy Flies, Inc., unless otherwise specified herein.

Overview

We were incorporated on December 26, 2005, in the State of Colorado under the name Yummyflies.com, Inc. to market and sell a proprietary line of fly fishing products.  On March 4, 2010 we filed an amendment to our Articles of Incorporation changing our name to “Yummy Flies, Inc.”  In September 2010, we engaged in a forward split of our issued and outstanding Common Stock whereby nine (9) shares of Common Stock were issued in exchange for every one (1) share then issued and outstanding.  All references to our issued and outstanding Common Stock in this Prospectus are presented on a post-forward split basis unless otherwise indicated.

We commenced our fly-fishing operations in 2006 at the Trout Unlimited Fly Tying Clinic.  From the spring of 2006 through 2008 we engaged in the test marketing of our initial products by giving to area fly-fishing guides samples of our products to use with their clients,   We also participated at area fly tying clinics and demonstrated tying our flies and showing portions of our videos at the International Sportsman Show and The Fly Fishing Show.  These activities were accomplished before our web site was completed.  At the time, we believed that our products needed to be tested by fly fisherman of all capabilities in all weather conditions and also with “finicky fish” (trout that have been heavily fished as to be weary and spooky).  These limited test markets proved to be encouraging with our Natural Selection Series of flies the most popular.  Our initial videos have been completed and are being marketed on our web site, www.yummyfiles.com, along with our other series of flies.  Our flies have also been included in an internationally sold book on fly tying, “Modern Midges.”

To date, our operations have been limited and we have only generated nominal revenues. We believe that our principal difficulty has been the lack of available capital to operate and expand our business.  We believe we will need approximately $500,000 in additional working capital in order to increase inventory, as well as for marketing and sales, including hiring a marketing/sales person, generate an inventory of DVD’s and flies and develop a marketing kit for distribution on a wholesale and retail basis, as well as implement our plan to consolidate our industry.  See “DESCRIPTION OF BUSINESS.”  We lack a market presence that is needed in order for us to succeed.  Advertising brochures and a presence at fly shows (booth space) are also needed.  As of the date of this Prospectus we have no commitment from any investor or investment-banking firm to provide us with the necessary funding and there can be no assurances we will obtain such funding in the future.  Failure to obtain this additional financing will have a material negative impact on our ability to generate profits in the future.  We will not receive any proceeds from the sale of the securities offered herein.  See “RISK FACTORS.”

We have not yet generated profits from our operations.  We incurred net losses of ($161) during the three months ending March 31, 2012, and ($9,097) and ($12,169) during the years ending December 31, 2011 and 2010, respectively.  We have had minimal sales since our inception, including $331 during our fiscal year ended December 31, 2011 and $24 during our fiscal year ended December 31, 2010.  Total stockholders’ equity at March 31, 2012 was ($1,581) and the aggregate market price of our Common Stock as of the date of this Prospectus is $513,900 based upon the proposed Selling Shareholder offering price of $0.05 per share herein.  Based upon our current business plan we expect to continue to incur losses in the foreseeable future and there can be no assurances that we will ever establish profitable operations.  See “RISK FACTORS.”

Our executive offices are located at 1848 South Lamar Ct., Lakewood, CO 80232, telephone (303) 619-2503.

About The Offering

Common Stock to be Offered by Selling Shareholders	1,989,000 shares. This number represents approximately 19% of the total number of shares outstanding following this Offering.

Number of shares outstanding before and after the Offering	10,278,000(1)

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock.

Risk Factors	See the discussion under the caption “RISK FACTORS” and other information in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.
_________________________

(1)	Because we are not selling any of our Common Stock as part of this Offering, the number of issued and outstanding shares of our Common Stock will remain the same following this Offering.

Selected Financial Data

The following selected financial data should be read in conjunction with our financial statements and the related notes to those statements included in “FINANCIAL STATEMENTS” and with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” appearing elsewhere in this Prospectus.  The selected financial data has been derived from our audited and unaudited, reviewed financial statements.

Statement of Operations:

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011		2011	2012
				(Unaudited)	(Unaudited)

Revenues	$24		$331	$43	$0

Total operating expenses	$12,193		$9,428	$2,695	$161
Income (Loss) from operations	$(12,169)		$(9,097)	$(2,652)	$(161)
Other income (expense)	$-	$		$-
Provision for income tax	$-	$		$-
Net income (loss)	$(12,169)		$(9,097)	$(2,652)	$(161)

Net income (loss) per share – (basic and fully diluted)	$(0.01)		$(0.00)	$(0.00)	$(0.00)
Weighted common shares outstanding	10,278,000		10,278,000	10,278,000	10,278,000

Balance Sheet:

	Year Ended December 31, 2010	Year Ended December 31, 2011

Cash	$10,602	$4,102
Current assets	$13,018	$5,978
Total assets	$14,090	$6,532
Current liabilities	$6,413	$7,952
Total liabilities	$6,413	$7,952
Total stockholders’ equity	$7,677	$(1,420)

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made some statements in this Prospectus, including some under “RISK FACTORS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” “DESCRIPTION OF BUSINESS” and elsewhere, which constitute forward-looking statements.  These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements.  These factors include, among other things, those listed under “RISK FACTORS” and elsewhere in this Prospectus.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology.  Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RISK FACTORS

An investment in our Common Stock is a risky investment. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our Common Stock offered hereby. We believe that we have included all material risks.

Risks Related to our Operations

Our independent accountants have expressed a "going concern" opinion.

Our financial statements accompanying this Registration Statement have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The financial statements do not include any adjustment that might result from the outcome of this uncertainty.  We have a minimal operating history and minimal revenues or earnings from operations.  We have no significant assets or financial resources.  We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until we begin to generate profits from operations.  There is no assurance that we will generate profits from operations in the foreseeable future, or at all.

We have had limited operations to date.

We were incorporated in the State of Colorado on December 26, 2005, and have had limited operations to date.  There is no assurance that our current activities will be successful or result in revenue or profit to us.  We face all risks that are associated with any new business, such as under-capitalization, cash flow problems, and personnel, financial and resource limitations.

In addition, as a public reporting company we will also incur additional costs and expenses that we may not have the ability to meet due to our limited available capital.  We currently do not have sufficient funds to meet our anticipated obligations over the next 12 months.  Therefore, to meet these obligations we need to either raise additional equity or debt capital, or increase revenues.  Because of our limited available capital we have been unable to engage in marketing, to the level we believe necessary, including attendance at trade shows.  There is no assurance that we will be successful in implementing our business plan described herein.  See "DESCRIPTION OF BUSINESS”

We have limited operating history or revenue and minimal assets.

We are considered a "development stage” company and, as such, have had a limited operating history and minimal revenues and have not generated profits from our operations.  We have no significant assets or financial resources.  We will, in all likelihood, sustain operating expenses without corresponding revenues.  This may result in our incurring a net operating loss that will increase continuously until we have fully implemented our business plan.  There can be no assurance that our operations will become profitable in the near future, or at all.

We have limited capitalization and limited funds available for operations; we will require additional financing.

Our current available capital is insufficient to conduct more than limited implementation of our business plan.  There is a question of whether we have sufficient funds to cover our costs of operations over the next 12 months. However, while our management has indicated that, in a worst case scenario they will make loans to us to cover these costs, we may be required to undertake subsequent offerings of our Common Stock to complete our business plan.  As of the date of this Prospectus we estimate that we will require an additional $500,000 in capital to implement our business plan and cover the costs of being a public reporting company, which we estimate to be approximately $15,000-$20,000 annually.   If these proposed offerings are not successfully consummated, we may not have sufficient funds with which to fully implement our business plan, including funds for marketing and attendance at dealer shows.  Our success may be dependent upon our ability to raise additional capital.  If we are unsuccessful in obtaining additional financing, it is likely we will not be able to market and sell our product in sufficient volume to allow us to generate profits.  See "DESCRIPTION OF BUSINESS."

Your investment may be materially diluted if we consummate subsequent offerings of our Common Stock.

We may implement subsequent offerings of our Common Stock to raise the necessary capital to fully implement our business plan.  If such offerings are successfully consummated, our shareholders will be materially and substantially diluted.

Because of the current economic crises, it may be difficult to develop a recreational-related business.

Purchases of many consumer products are discretionary and tend to be highly correlated with the cycles of the levels of disposable income of consumers.  As a result, any substantial deterioration in general economic conditions could adversely affect consumer spending patterns, our sales and our results of operations.  In particular, decreased consumer confidence or a reduction in discretionary income as a result of unfavorable economic conditions may negatively affect our business.  If the current economic environment persists or worsens, consumers may reduce or delay their purchases of our products. Any such reduction in purchases could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on management.

Our success is dependent upon the efforts of our President and Chief Executive Officer, Gary Okizaki, and, to a lesser extent, our other officers, directors, and other personnel.  We are dependent on the services of Mr. Okizaki and to the extent that his services should become unavailable to us, we would suffer materially.  To date we have not paid any of our executive officers any compensation and until we are successful in raising additional capital or increasing revenues it is doubtful we will be able to pay them any compensation in the near future, or otherwise increase our staff.  See "MANAGEMENT" and “EXECUTIVE COMPENSATION.”

Our management does not have significant financial reporting experience, or experience in managing a public company.

This may make it difficult in establishing and maintaining acceptable internal controls on financial reporting and which also may lead to delays in filing required reports with the Securities and Exchange Commission and suspension of quotation of our securities on the OTCBB or a national exchange if and when we are approved for trading, which will make it more difficult for you to sell your securities.

The OTCBB and other national stock exchanges each limits quotations to securities of issuers that are current in their reports filed with the Securities and Exchange Commission.  Because we do not have significant financial reporting experience, we may experience delays in filing required reports with the Securities and Exchange Commission (the “SEC”).  Because issuers whose securities are qualified for quotation on the OTCBB or any other national exchange are required to file these reports with the SEC in a timely manner, the failure to do so may result in a suspension of trading or delisting.

We face intense competition.

We face extreme competition from larger, better-financed and national brands.  All of these companies have extensive resources and a world market place for their products.  Also, there are established retail centers that could have an impact on our ability to penetrate the fly tying and fly pattern industry.  See “DESCRIPTION OF BUSINESS – Competition.”

Our management may have conflicts of interest.

Members of our management are employed on a full time basis by other businesses involved in a range of business activities.  Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our Company.  Currently, our management devotes no more than 15 hours per week to our affairs.  In addition, Mr. Okizaki, our CEO and President, is also an endorsed fly fishing guide for Orvis, one of our competitors.  While his responsibilities for Orvis do not include manufacturing and selling of flies, this too may result in a possible conflict of interest.  However, we believe that this actually provides us with a business opportunity, as our products can be presented to a new audience as a result of this situation.  See “MANAGEMENT – Resumes.”

Provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

Risks Related to our Common Stock

There is no trading market for our securities and there can be no assurance that such a market will develop in the future.

We intend to cause an application to be filed on our behalf to trade our Common Stock on the Over-the-Counter Bulletin Board (“OTCBB”) in the near future.  There is no assurance that our application will be approved, or once approved that a market will develop in the future or, if developed, that it will continue. In the absence of a public trading market, an investor may be unable to liquidate his investment in our Company.

There are no automated systems for negotiating trades on the OTCBB and it is possible for the price of a stock to go up or down significantly during a lapse of time between placing a market order and its execution, which may affect your trades in our securities.

Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

If our application to trade our Common Stock is approved, our stock will be considered a “penny stock” so long as it trades below $5.00 per share. This can adversely affect its liquidity.

If our application to trade our Common Stock on the OTCBB is approved, of which there can be no assurance, it is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.  In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

We do not anticipate payment of dividends, and investors will be wholly dependent upon the market for the Common Stock to realize economic benefit from their investment.

As holders of our Common Stock, you will only be entitled to receive those dividends that are declared by our Board of Directors out of retained earnings.  We do not expect to have retained earnings available for declaration of dividends in the foreseeable future.  There is no assurance that such retained earnings will ever materialize to permit payment of dividends to you.  Our Board of Directors will determine future dividend policy based upon our results of operations, financial condition, capital requirements, reserve needs and other circumstances.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock, if and when such market develops in the future.

The market price of our Common Stock may fluctuate significantly in the future.

If our application to trade our Common Stock on the OTCBB is approved, we expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

• competitive pricing pressures;
• our ability to market our products on a cost-effective and timely basis;
• our inability to obtain working capital financing, if needed;
• changing conditions in the market;
• changes in market valuations of similar companies;
• stock market price and volume fluctuations generally;
• regulatory developments;
• fluctuations in our quarterly or annual operating results;
• additions or departures of key personnel; and
• future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market.  You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment.  In the past, securities class action litigation has often been brought against a company following periods of stock price volatility.  We may be the target of similar litigation in the future.  Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business.  Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

Risks Related to our Company

Our management and principal shareholders have the ability to significantly influence or control matters requiring a shareholder vote and other shareholders may not have the ability to influence corporate transactions.

Currently, our three principal shareholders own in excess of a majority of our outstanding Common Stock.  As a result, they have the ability to determine the outcome on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

Risks Relating To This Offering

There is no public market for the securities and even if a market is created, the market price of our Common Stock will be subject to volatility.

Prior to this Offering, there has been no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this Offering, or, if developed, be sustained.  We anticipate that, upon completion of this Offering, we will cause an application to be filed on our behalf to list our Common Stock for trading on the OTC Bulletin Board.  If for any reason, however, our application is not approved or if and when listed we do not take all action necessary to allow such market to continue quotation on the OTC Bulletin Board or a public trading market does not develop, purchasers of our Common Stock may have difficulty selling their securities should they desire to do so and holders may lose their entire investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock.  As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this Prospectus.

If you purchase shares of our Common Stock sold in this Offering, you may not be able to resell the shares in any state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state.  There can be no assurance that we will be successful in registering or qualifying our Common Stock for secondary trading, or identifying an available exemption for secondary trading in our Common Stock in every state.  If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our Common Stock in any particular state, our Common Stock could not be offered or sold to, or purchased by, a resident of that state.  In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for our Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

We cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in our Common Stock and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

USE OF PROCEEDS

We will receive none of the proceeds from the sale of the Common Stock issued and held by our Selling Stockholders in this Offering.

DETERMINATION OF THE OFFERING PRICE

There is no public market for our Common Stock.  We have arbitrarily determined the offering price of our publicly tradable Common Stock offered pursuant to this Prospectus to be $.05 per share.  We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our Common Stock at this initial stage of our development.  The price was arbitrarily determined and bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value.  The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this Prospectus there is no market for our Common Stock.  We intend to take certain steps to cause a licensed market maker to file an application with FINRA to list our Common Stock for trading on the OTCBB.  There can be no assurances that our Common Stock will be approved for listing on the OTCBB, or any other existing U.S. trading market. See “RISK FACTORS.”

Holders

As of the date of this Prospectus we had 54 holders of record for our Common Shares. See “DESCRIPTION OF SECURITIES.”

We are registering the 1,989,000 shares of Common Stock held by 51 holders of our Shares in our registration statement of which this Prospectus is a part.

Dividend Policy

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future.  At present, our policy is to retain earnings, if any, to develop and market our products.  The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

SELLING STOCKHOLDERS

The Selling Stockholders named in this Prospectus are offering the 1,989,000 shares of Common Stock offered through this Prospectus.  The Selling Stockholders are all U.S. persons who acquired the 1,989,000 shares of Common Stock offered through this Prospectus from us in either our private placement transactions pursuant to Regulation D promulgated under the 33 Act or as a result of other authorized issuance by our Board of Directors.

The following table provides as of the date of this Prospectus, information regarding the beneficial ownership of our Common Stock held by each of the Selling Stockholders and the percentage owned by each Selling Stockholder.  Assuming all of the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will own one percent or more or our Common Stock.

Name of Selling Shareholder (1)	Share of Common Stock Owned	% of Ownership

J.D. Kish	90,000.88%
Andrew I. Telsey(2)	432,000	4.2%
Kenneth Ellison	36,000.35%
Brooke A. Williams	18,000.18%
Nick & Molly Kemmer	36,000.35%
Gail Axelson	18,000.18%
Sandra & Gary Martinez	9,000.09%
Jennifer & Steven Steele	36,000.35%
Dan Troxel	27,000.26%
Derek Ching	36,000.35%
Hilary & Dianne Okumura	36,000.35%
Melvin & Rose Yamauchi	72,000.70%
Lawrence Agena	36,000.35%
Fay Agena	36,000.35%
Duane & Jenny Tamura	108,000	1.05%
Kelly Park	36,000.35%
Todd Jinbo	36,000.35%
Kimberly K. Agena	36,000.35%
Dana H. Hamamura	9,000.09%
Kai Kawasugi	36,000.35%
Janet Tamura	36,000.35%
Seung B. Park	36,000.35%
Adam Schmidt	36,000.35%
Teresa Viera	18,000.18%
Alyce Swanberg	9,000.09%
Blain Myers	18,000.18%
Fernando Argibay	36,000.35%
Hollis Tamura	18,000.18%
Anika Atencio	36,000.35%
L.M. Cruncleton	36,000.35%
Jon Ukishima	72,000.70%
Dale Brethauer	9,000.09%
Angela Brethauer	9,000.09%
Tucker Bramford	9,000.09%
Kirk & Lianne Chung	18,000.18%
Janet Kawada	36,000.35%
Cezary Frankowicz	36,000.35%
Anthony Husa	36,000.35%
Hsiang Wen Yao	36,000.35%
Michael & Amy Giandinoto	36,000.35%
Emily Lockwood	36,000.35%
Steven Thornburg	36,000.35%
Mildred Espiritu	36,000.35%
Kathy Cuthriell	36,000.35%
Ian Falivene	9,000.09%
Evan Falivene	9,000.09%
Michele Falivene	9,000.09%
Steven Kelley	9,000.09%
Jeff Berthold	9,000.09%
Shawna Okizaki	9,000.09%
Steven Woolley	36,000.35%

TOTALS	1,989,000	19.40%
______________________

(1)
The named party beneficially owns such shares.  The numbers in this table assume that none of the Selling Stockholders sells shares of Common Stock not being offered in this Prospectus or purchases additional shares of Common Stock.

(2)      Mr. Telsey is the owner and principal shareholder of Andrew I. Telsey, P.C., our legal counsel.

Melvin and Rose Yamauchi are the parents of Brian Yamauchi.  Lawrence and Fay Agena are Mr. Yamauchi’s in-laws.  Lianne Chuang is Mr. Yamauchi’s sister.  Kirk Chuang is the husband of Lianne Chuang.  Shawna Okizaki is Gary Okizaki’s daughter and Jeff Bertholder is his son-in-law.  Alyce Swanberg is the sister-in law of Monroe Coleman.  Teresa Viera is Mr. Coleman’s daughter.  None of the other Selling Stockholders has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years.

PLAN OF DISTRIBUTION

The Selling Stockholders registering Common Stock and any of his/her pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions.  The Selling Stockholders may offer shares in transactions at fixed or negotiated prices.  We intend to encourage a securities broker-dealer to apply on Form 211 to quote our stock in the OTC Bulletin Board, concurrent with the date of the Prospectus, but we cannot assure when or whether this application will be approved or that, if approved, quotations of our Common Stock will commence on any trading facility or will result in the development of a viable trading market for our shares sufficient to provide stockholders with the opportunity for liquidity.  See “RISK FACTORS.”  Sales may be at fixed or negotiated prices.  A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales in amounts to be negotiated, but in the case of an agency transaction not in excess of a customary brokerage commission, and in the case of a principal transaction a markup or markdown not in excessive amounts.  The Selling Stockholder is an underwriter, within the meaning of Section 2(a)(11) of the Securities Act.  Any broker-dealers or agents that participate in the sale of the Common Stock or interests therein may also be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The Selling Stockholder, who is an “underwriter” within the meaning of Section 2(11) of the Securities Act, is subject to the Prospectus delivery requirements of the Securities Act.

We are bearing all costs relating to the registration of the Common Stock, which are estimated at approximately $40,000.  The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with the sale of the Common Stock.  We are paying the expenses of the Offering because we seek to enable our Common Stock to be traded on the OTC Bulletin Board.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our Common Stock if our Common Stock is approved for trading on the OTC Bulletin Board.  We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the 33 Act.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration by reason of Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person.  We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

●	discuss our future expectations;

●	contain projections of our future results of operations or of our financial condition; and

●	state other “forward-looking” information.

We believe it is important to communicate our expectations.  However, there may be events in the future that we are not able to accurately predict or over which we have no control.  Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “RISK FACTORS” and “DESCRIPTION OF BUSINESS” and elsewhere in this Prospectus.  See “RISK FACTORS.”

Overview

Yummy Flies, Inc., (“we,” “our” or the “Company”) was incorporated on December 26, 2005, in the State of Colorado under the name “Yummieflies.com Inc.”  In March 2010 we filed an amendment to our Articles of Incorporation changing our name to “Yummy Flies, Inc.”  In September 2010, we engaged in a forward split of our issued and outstanding Common Stock whereby nine (9) shares of Common Stock were issued in exchange for every one (1) share then issued and outstanding.  All references to our issued and outstanding Common Stock in this Prospectus are presented on a post-forward split basis unless otherwise indicated.

Since inception our business has been to establish an on-line fly fishing company, specializing in realistic and imaginative trout flies.  We also plan to market a series of fly tying DVD’s.  Our principal marketing efforts are directed to the post-war “Baby Boomers.”

We have never been subject to any bankruptcy proceeding.

Our executive offices are located at 1848 South Lamar Ct., Lakewood, CO 80232, telephone (303) 619-2503.

Results Of Operations

Comparison of Results of Operations for the fiscal years ended December 31, 2010 and 2011

During our fiscal year ended December 31, 2011, we generated $331 in revenues, compared to $24 in revenues during our fiscal year ended December 31, 2010, an increase of $307.  This increase in revenues was attributable to the fly tying clinics we participated in as well as the exposure from the National fly fishing shows such as the International Sportsman Show and the Fly-Fishing Show.  Cost of goods sold during our fiscal year ended December 31, 2011 was $312, compared to $10 for our fiscal year ended December 31, 2010, an increase of $302, which management attributes to production costs and lack of being able to inventory product instead of producing as orders were generated.

Our general and administrative expense during our fiscal year ended December 31, 2011 was $9,116, compared to $12,183 during our fiscal year ended December 31, 2010, a decrease of $3,068.  This decrease was primarily as a result of decreased accounting fees incurred during 2011, as well as a $5,387 write-off of inventory in 2010.  We also had a $2,209 write-off of inventory in 2011.

As a result, we generated a net loss of ($9,097) during our fiscal year ended December 31, 2011 (approximately $0.01 per share), compared to a net loss of ($12,169) during our fiscal year ended December 31, 2010 (approximately $0.01 per share).

Comparison of Results of Operations for the three months ended March 31, 2011 and 2012

During the three month period ended March 31, 2012, we generated no revenues compared to $43 during the three month period ended March 31, 2011.  Cost of revenues during the three-month period ended March 31, 2012 and 2011 was $0.

Our general and administrative expenses during the three-month period ending March 31, 2012 was $161, compared to $2,695 incurred during the three-month period ending March 31, 2011.  During the three-months ended March 31, 2011 our principal general and administrative expenses included legal, accounting and other miscellaneous costs,

As a result, we incurred a net loss of ($161) during the three month period ended March 31, 2012 (less than $0.01 per share), compared to a net loss of ($2,652) for the three month period ended March 31, 2011 (less than $0.01 per share).

Because we only generated nominal revenues during our most recent fiscal year, following is our Plan of Operation.

Plan of Operation

We are currently marketing a series of fly fising flies under the titles of “Yummy Tandem Flies,” “Natural Selection” and “Canyon Magic.” We attempt to create our flies with a degree of realism.  Specifically, most flies are tied with thread, dubbing and feathers and fur.  Our “Natural Selection” flies are tied with latex and microfibetts to form a smooth, translucent body, with realistic wings and legs.  The Tandem Flies are tied with two and even three bodies of nymphs and/or larva flies on the same hook shank.  Traditional flies are tied one fly body at a time on the hook.  Each series is tied by one of our founders.  In addition, we have produced a series of five fly tying DVDs entitled “The Natural Selections Series” which demonstrates how to tie our line of realistic midge; mysis shrimp, caddis, baetis, and scud patterns.  Two of these DVD’s were produced on a limited run basis by Mr. Yamauchi to test the viability of marketing a series of Fly Tying DVD’s that showed how to tie his signature patterns.  The first was marketed at the International Sportsman Expo in Denver, Colorado in 2006 and the second was at the West Denver Trout Unlimited annual Fly Tying Clinic held in 2009.  We believe that both of these DVD’s were well received and we intend to place these videos in area fly shops for the 2013 fly-fishing season.

Our flies are designed for the purest that want to match the hatch (the stages in the life cycle of a bug life) and fish an imitation that is close to an exact replica of the bugs that trout feed on.  The majority of flies tied are impressionistic patterns (i.e. flies that might look like something a fish would eat).  They are silhouettes of the bug being imitated but do not represent anything close to the natural bug.  We belive our tandem flies are unique because multiple bugs bodies are tied on a single hook.  The Canyon Magic Flies have been specifically designed for use on the South Platte River located in Cheeseman Canyon in our current marketing area of Colorado.

For a more detailed description of our business and its development, see “DESCRIPTION OF BUSINESS” section, below.

Liquidity and Capital Resources

At March 31, 2011, we had $4,071 in cash.

Net cash used in operating activities was $31 during the three month period ended March 31, 2012, compared to $2,519 during the three month period ended March 31, 2011.  We anticipate that overhead costs in current operations will increase in the future as a result of our anticipated increased marketing activities.

Cash flows provided or used in investing activities were $0 during three month periods ended March 31, 2012 and 2011.  Cash flows provided or used by financing activities were also $0 during our three month periods ended March 31, 2012 and 2011.

To date, our operations have been limited and we have only generated nominal revenues. We believe that our principal difficulty has been the lack of available capital to operate and expand our business.  We believe we will need approximately $500,000 in additional working capital in order to increase inventory, as well as for marketing and sales, including hiring a marketing/sales person, generate an inventory of DVD’s and flies and develop a marketing kit for distribution on a wholesale and retail basis, as well as implement our plan to consolidate our industry.  See “DESCRIPTION OF BUSINESS.”  We lack a market presence that is needed in order for us to succeed.  Advertising brochures and a presence at fly shows (booth space) are also needed.  As of the date of this Prospectus we have no commitment from any investor or investment-banking firm to provide us with the necessary funding and there can be no assurances we will obtain such funding in the future.  Failure to obtain this additional financing will have a material negative impact on our ability to generate profits in the future.  We will not receive any proceeds from the sale of the securities offered herein.  See “RISK FACTORS.”

Critical Accounting Policies and Estimates

Critical accounting estimates – The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Leases – We follow the guidance in SFAS No. 13 “Accounting for Leases,” as amended, which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Stock-based compensation – Effective January 1, 2006, we adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment.”  SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost is recognized on a straight-line basis over the employee service period (usually the vesting period).  That cost is measured based on the fair value of the equity or liability instruments issued using the Black-Scholes option-pricing model.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the three-month period ended March 31, 2012.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

DESCRIPTION OF BUSINESS

Overview

We were incorporated on December 26, 2005, in the State of Colorado under the name “Yummieflies.com, Inc.”  In March 2010 we filed an amendment to our Articles of Incorporation changing our name to “Yummy Flies, Inc.”

Our Business

According to The American Fly Fishing Trade Association (“AFFTA”), the fly-fishing industry has been growing at a rapid rate.  AFFTA is in the process of completing its survey and study on the growth of the fly-fishing industry and will present its overall findings at its annual retailer’s convention in Reno, Nevada on August 16, 2012.  Ben Burkis, part of the Education Team for AFFTA, in a telephone conversation with Mr. Okizaki on July 19, 2012, indicated that the report would show substantial growth in the specialty fly shop area.  The last survey by AFFTA was taken in 2006 and Leisure Trends’ data pointed out, “An interesting development in 2007 was the growth of both chain sporting goods stores and specialty (multiple) operations and the decline in specialty (single) and independent sporting goods operations. Compared to 2004, year 2007′s contribution from specialty (multiple) operations (+56.8%) grew much more dynamically than sales among specialty (single) operations (-16.8%).  This led to an increase of $71.4 million in total sales for specialty (multiple) operations and a decline of $130 million for specialty (single) operations from 2004. National chains grew 13% from 2006 to 2007.”  The decline of single specialty shops (fly shops) was discouraging because that is our target market.  However, this new report to be released on August 20, 2012 indicates that the most substantial growth in the tackle industry in 2012 will be in the specialty (fly shops) single operations retail centers.  The growth for 2012 will be $160 million of which the fly fishing industry will be a substantial contributor, with fly shops leading the way.  Mr. Burkis would not reveal any more than that but was enthusiastic about the report and the current status of fly fishing.

Our management, especially our President and CEO, Mr. Okizaki, who has been a professional fly fishing guide and instructor for a specialty fly fishing shop (who has represented a fly fishing corporation for the past ten years), are all experienced fly fisherman and we were formed to take advantage of this experience in this growing industry.  Mr. Okizaki has developed many long-term relationships in the Colorado fly-fishing industry as well as industry leaders in other parts of the United States and Australia.  Management intends to utilize these contacts to take advantage of the opportunities that we believe are available, including acquiring other similar companies.  As of the date of this Prospectus we have engaged in various discussions with other smaller companies like ourselves, but no definitive agreement has been reached for us to acquire any specific company.  See "Gowth by Acquisition," below.

We are currently marketing a series of fly fishing flies under the titles of “Yummy Tandem Flies,” “Natural Selection” and “Canyon Magic.”  We attempt to create our flies with a degree of realism.  Specifically, most flies are tied with thread, dubbing and feathers and fur.  Our “Natural Selection” flies are tied with latex and microfibetts (fine, tapered clear or colored stiff nylon used for fly tails) to form a smooth, translucent body, with realistic wings and legs.  Our Tandem flies are tied with two and even three bodies of nymphs and/or larva flies on the same hook shank.  Traditional flies are tied one fly body at a time on the hook.  Each series is tied by one of our founders.  In addition, we have produced a series of five fly tying DVDs entitled “The Natural Selections Series” which demonstrates how to tie our line of realistic Midge, Chironomid, Mysis Shrimp, and cud patterns.  A DVD was produced on a limited run basis to test the viability of marketing a series of Fly Tying DVD’s that showed how to tie our signature patterns.  It was marketed at the International Sportsman Expo in Denver, Colorado in 2006 and the second was at the West Denver Trout Unlimited annual Fly Tying Clinic held in 2007.  We believe that this DVD was well received and we intend to place these videos in area fly shops for the 2013 fly-fishing season.  Our intention is to put this DVD on our website by the end of 2012.

Our flies are designed for the purest that want to match the hatch (the stages in the life cycle of a bug life) and fish an imitation that is close to an exact replica of the bugs that trout feed on. The majority of flies tied are impressionistic patterns (i.e. flies that might look like something a fish would eat).  They are silhouettes of the bug being imitated but do not represent anything close to the natural bug.  Tandem flies are unique because multiple bugs bodies are tied on a single hook.  The Canyon Magic Flies have been specifically designed for use on the legendary South Platte River located in Cheeseman Canyon in our current marketing area of Colorado.

Our marketing efforts to date have been limited by our limited available capital.  Our principal marketing efforts have been by word of mouth, including exposure of our products at area fly tying clinings and as a featured tier at local fly shop, as well as through our website.  We had hoped that by being a featured tier at national shows in Denver and Salt Lake City, we could generate interest in our web site and our products. As can be demonstrated by our limited revenues, our initial marketing efforts have not been well received.

We initially designed and attempted to test market 15 patterns.  In 2008 two of our principals were asked to submit patterns for a book that was being published.  These patterns, along with an additional pattern, were submitted and all our patterns were included in the book “Modern Midges” by Rick Takahashi and Jerry Hubka.  This book is widely distributed and sold on Amazon, at Barnes & Noble, The Orvis Catalogue, as well as most fly shops nationally.  Headwater Books and Stackpole Books are the publishers.

The price point for retail flies generally range from $1.75 to $1.95.  The cost of making an individual fly is about $0.45.  With the advent of the Internet, Craig’s List and e-bay, individuals (hobbyist) are selling their flies from $.75 to $1.00, which we consider to be lower end product.  The customer we have earmarked to sell our products to purchase their flies ranging from $2.00 to well over a $100 per fly (a specialty fly that is realistic and presented in a frame) and take 15 minutes to sometimes hours to make per fly.  Commercial flies are tied more readily (20 to 50 flies per minute).  Our price is $2.50 to $3.50 per fly.

Our business plan has been divided into three phases.  Because we have had limited capital resources we decided to limit our expenses and begin marketing those products developed by our management.  Phase I was to start commercially tying the patterns for both retail and wholesale, as well as to develop our initial DVD’s.  Our initial patterns were already being tied for use by our friends, shareholders and those persons who were existing clients of our management prior to commencement of our business.  This constituted our initial “test market.”  Phase I was initiated in May 2006 to correspond to the spring and start of the fishing season in Colorado.  Each of our principals tied and used our flies on numerous fly-fishing excursions.  Since Mr. Okizaki and Mr. Coleman are professional guides they were used with their clients.  Mr. Yamauchi gave them to friends and acquaintances including our shareholders that fished.  The most important attribute of our flies that needed to be determined in this initial testing was simply that they had to catch fish regardless of the level of competency of the fisherman.  This was our test market.  Several questions were posed, including (i) were the flies successful in catching trout, our target species, and did they catch fish regardless of who was fishing them, and (ii) more importantly, did the fisherman fishing our fly’s think they were worth the extra cost and would they buy them?  In every case, the Natural Fly selection was a success for all fishermen under varied weather conditions, water conditions and light.  The Natural Flies caught, on average, more fish than the fisherman who used them had caught on other patterns.  The Yummy Tandem Flies and Canyon Magic were somewhat less successful, but still caught fish.  The averages for these flies were the same as if they were bought from a display case in a fly shop.  In the case of the Tandem flies, a degree of “drifting” the flies naturally is important, so knowledge of accurate casting is necessary (intermediate fly fisherman).

Phase 1 of our business plan continues to center around our existing realistic fly patterns.  We believe that the success of these patterns in catching trout, in terms of market survey group enthusiasm, has been positive.  The need to develop a marketing network has also become apparent to us.  We recognize the need to retain a marketing director, as well as to advertise in national fly fishing magazines and press kit/marketing packets will need to be procured and produced.  The estimated cost will be $100,000, which would also include the necessary fly tying materials to produce the flies.  As part of Phase 1, we have concluded that in order to be successful we must always be creative and expand our existing fly lines.  We have procured a number of flies from various fly manufactures and fly shops to determine why certain patterns work and why fisherman buy certain flies and will continue to do so in the future.  As a result, we have developed a new series of flies that will be introduced by the 2013 fishing season.  The estimated cost of bring these flies to market is $35,000.

Phase I is an ongoing phase and will continue until we have enough business to buy materials in bulk and have our flies tied in bulk.  Currently, our flies are already in limited production by Mr. Yamauchi, who has been selling them at the area fly-fishing shows where he has been the featured tier.

Phase II relates to our efforts to expand our line of teaching and educational fly fishing videos and tying tips.  We have produced four DVD’s to date.  They include; Chironomid, Midge Pupa, Mysis Shrimp and Scud patters.  It is planned by the fall of 2012 that the Midge Life Cycle will be offered on our web site.  This DVD was completed in 2007 and sold at the National Shows but not offered for sale on our web site.  It was felt that this could be used as a teaser to promote the buying of our individual fly pattern DVD’s.  This video sold for $24.95, but on our web site we will increase the price to $34.95, plus shipping and handling.  The cost of marketing and production is already included in the cost in Phase I.

We initiated Phase III in the winter of 2007 and produced four DVD’s that included the Chironomid Pupa, Mysis Shrimp, Scuds, and Midge Pupa patterns.  Phase II was initiated almost simultaneously with Phase I because Mr. Yamauchi is an amateur photographer and felt he could produce an in-house fly tying video at a reasonable price.  The first DVD produced was titled “Midge Life Cycle, Volume 1” and featured the recipes on how to tie the midge larva, midge pupa and the midge adult.  Mr. Yamauchi produced this entire DVD including artwork, cover and packaging.  This DVD was presented at fly-fishing shows and area fly tying clinics with generally positive responses.  It was decided to improve the quality of the DVD by buying a new camera lens.  It was also agreed to expand the DVD offerings to include four additional patterns with one pattern offered per DVD.  The “Life Cycle of a Midge” currently sells for $24.95, while the single fly patterns are offered for $12.95 each, plus shipping and taxes.

Phase III has been partially initiated and will focus on expanding our products. We have developed a list of potential fly tiers from the various fly tying clinics and shows where we have participated. Based upon verbal discussions with relevant parties at these clinics that there are a number of these tiers would be willing, for a fee and royalties, or stock in our Company if and when our common stock is approved for trading, of which there is no assurance, to give us proprietary rights to their flies.  We estimate that this will cost approximately $2,500 per tier, plus a to be determined royalty.  As of the date of this prospectus no relevant agreements have been reached.  We are also planning to develop other videos and include “Nymph Rigging for Effective Fishing,” as well as developing a new pattern, Case Caddis and a DVD on tying.  We anticipate that these products will be ready for the 2013 fishing season, provided we can secure sufficient funding.  We estimate that the cost will be approximately $24,000.

The development of a market network is important for our wholesale business and includes an improved website, where retail shops can order on-line.  The cost of this is estimated to be $4,500.  A marketing director and marketing kit need to be in place.  Advertisement in fly fishing magazines and articles about us and our products are important to generate interest and demand.  We also believe that offering products to key, nationally known fly fishers who can endorse our products is also important.  The key though, is to buy in bulk. To be successful we believe we need to have a significant inventory and tie in bulk.  This would greatly reduce our product cost and enable our pricing to be more competitive.  Currently, we have had to tie our flies or produce the DVD’s specific to each order, thus wasting time, energy and greatly increasing the cost.

We have not been able to effectively market these products because of a lack of funding for advertising.   The DVD’s had a cost of $3.50 and sells for $12.95 and $24.95.  Estimated cost for initial distribution is $8,000, which would include advertising in “Fly Tying” magazine and “Fly Fisherman,” the cost of posters to be placed in fly shops, and the initial run of 500 DVD’s.

Phase III, which has been partially initiated, is intended to expand our offered products by both developing new videos that encompass techniques from casting to “how to rig your fly fishing equipment.”  In this phase we also hope to sign contracts with fly tiers who we consider to be exceptional to exclusively tie for us.  We have conducted preliminary discussions with those individuals that our management has identified as up and coming industry innovators.  While many have expressed an interest in developing their flies and related products and allowing us to market the same on an exclusive basis, in order to consummate these new relationships it will be necessary for us to have additional capital available for purposes of compensation to these entities and individuals, as well as to market the products they develop.  As indicated above, it has been difficult for us to obtain this additional capital.  We have conducted discussions with various venture capital, investment banking and private individuals who have indicated that they would be more amenable to investing or raising additional capital for us if there was a market for our securities.  As a result, we have filed a registration statement with the U.S. Securities and Exchange Commission (of which this Prospectus is a part) and intend to have an application filed on our behalf to list our Common Stock for trading.  However, there can be no assurances that even if we are successful in getting our registration statement effective and thereafter, having our application approved for trading, that we will be able to raise any additional capital to fully implement our business plan.  See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Liquidity and Capital Resources,” above.  As of the date of this Prospectus we lack funding for marketing and can only attend limited fly tackle dealer shows.

We have developed and are continuing to develop our line of flies for fly fishing enthusiasts.  Currently we have 16 different flies that we are marketing.  Brian Yamauchi, one of our officers and directors and our design specialist, has developed a series of flies called the “Natural Selection” Series.  These flies are life like and include the following:

We believe our Natural Selection Flies collection is unique because they are realistic and imitate almost exactly what the real insect (what the food trout eat) look like in nature.  Flies that are currently available are impressionistic and for commercial purposes are tied so that a large number can be tied at once.  Our realistic flies are tied using latex instead of thread or dubbing (synthetic or animal fur, finely chopped as to form a thin coating on the thread) to form the body of the fly.

We have also developed a unique series of flies called “Yummy Tandem Flies” which we characterize as, fished in pairs, they represent behavior drift flies.  The tandem collection is unique because it is tied to represent two to three flies on the same hook, thus representing a behavioral drift (nymphs moving to a new location) when fished two to three patterns at a time.  These flies were developed by Mr. Okizaki, our President and CEO and include:

Mr. Coleman has developed “go-to-flies” designed especially for Cheeseman Canyon, Colorado. Cheeseman Canyon is a world-renowned tail water of the South Platte River.  His “Canyon Magic Flies” include:

In 2006 we began producing a line of instructional fly tying DVDs of Brian Yamauchi’s flies.  Four have been completed and a limited test market (i.e., fly fishing shows and fly tying clinics) has begun with indications of high interest in purchasing these DVDs.  The initial DVDs include:

As stated above, in the immediate future we plan to seek other fly tiers to tie proprietary flies for us and broaden our selection of trout flies.  Also we will seek to initiate our wholesale business and contact local fly-fishing stores to promote and sell our products.  Casey Dunnigan, a fly tier and designer for Montana Fly Company, a fly fishing company, has agreed to be a consultant to us and in the future may design some of our signature flies.  Casey has agreed to be a contract tier of the Natural Selection Series as orders come in. We have agreed to compensate him in an amount equal to 30% of all revenue he generates for each retail fly he ties and 20% for each wholesale fly he ties.  We have been unable to pursue our wholesale business and our lack of inventory has prevented us from any long-term relationships to fly fishing shops because of a lack of funding.

To date, our marketing effort has been limited to our Internet web site and word of mouth.  Our web site (www.yummyflies.com) has been operational since March 2008 and to date eight DVD’s have been sold at $12.95 per unit.  We need to retain a marketing director/sales person to formalize a marketing plan.  As of the date of this Prospectus we do not have the financial ability to retain this position and we have not been able to effectively market our products because of this lack of funding for advertising.

As funding permits we plan to hire a marketing/sales representative to initiate our wholesale base and expand our current retail base.  The Internet has provided only limited exposure and sales have been disappointing to date.  In order for us to realize our objectives we must hire a professional marketer, order enough supplies and materials to create an inventory of flies and DVD’s, and create a publicity/marketing packet.  We believe the cost for one year of operation would be approximately $100,000, including $35,000 for a marketer, $1882.56 for latex (enough for 24,000 flies), $40,000 for hooks (24,000 flies times the 16 patterns we are currently tying), $150 for dubbing, $50.00 for thread, $167.88 for feathers, $2850.00 for DVD cases (3,000 cases each for the 5 DVD’s that have already been produced) $4,480 for 16,000 bulk DVD, and $200 for printer paper for DVD cover.  We also estimate it will cost approximately $15,000 for a Marketing Kit,

We are also looking into the possibilities of representing other manufacturers of unique tying materials and selling the same through our on-line catalogue.  We have completed our web site which has opened a merchant account to accept all major credit cards and is presently accepting orders.  In June 2010 we entered into a verbal agreement to represent NRS, Inc., a leading marketer and manufacturer of paddle sports products, including products for kayaking, rafting and associated outdoor activities, to sell their personal watercraft “the GigBob.”  We believe that the GigBob is a unique personal watercraft because it is frameless and most importantly it has a 15-foot platform that can be used for storage or the fisherman can stand on the platform to cast.  This is a unique and important advantage that other personal watercrafts do not have at this time.  We were one of the first Internet company’s’ to offer it for retail sales.  Features of the Gigbob include:

•
It has no frame.  It is a personal fishing boat that can be rowed and is rigid without a frame.  The patented frameless design means you can fold it up and pack it on your back without having to break down a frame.

•	The drop-stitch construction lets you put 4-6 pounds per square inch of air pressure into the multiple air chambers, to obtain stiff, rigidity.

•	The 15 square feet of flat area on the GigBob deck provides space for all of a fisherman’s tackle, cooler, extra rods and other equipment.

•
The pontoons are wide and flat, which provides stability.  A person can stand on the deck without fear of tipping and the flat bottoms provide a very shallow waterline to insure that the craft slips right over rocks that snag a rounded pontoon.

•	Detachable the pontoons with NRS' batten attachment system for an even lighter weight kick boat.

•	The seat and built-in foot pegs give you full support for an all-day fishing expedition.

•
It is sold with an adjustable padded seat, Carlisle 7' two-piece oars with sleeves and oar rights, oar plates, oar mounts, oar locks, springs and split rings, oar rests, two Easy Access Tackle Bags, stripping apron and a carrying backpack to haul it all in.

•	Repair kit included.

•	5 Year warranty

The current retail price of a GigBob is $1,595, with price breaks dependent on the number of GigBob’s ordered.  Currently, our wholesale price from NRS is 50% below retail.  We do not inventory any of the crafts as NRS has agreed to drop ship on our behalf.  We intend to begin marketing of the GigBob through our website beginning in 2013.

We have also targeted four of whom we consider to be Colorado’s most innovative and recognized fly tiers and plan to negotiate contracts with them to develop and have us sell their proprietary flies that reflect our philosophy of utilizing small innovative trout flies.  As of the date of this Prospectus a definitive agreement has been entered into with one of these individuals, Casey Dunnigan.  There can be no assurances we will enter into such agreements in the foreseeable future, or at all with any other entity or individual.

Growth by Acquisitions

We also intend to expand our operations through the acquisition of related businesses that will complement our current business.  There are many synergistic small operations which have expressed an interest in being acquired by our Company if and when we become a trading, reporting company.  We believe this makes economic sense because we can eliminate duplication of general and administrative expense, provide a more centralized information marketing and eliminate overlapping of services offered.  We are presently evaluating several such businesses in the State of Colorado and elsewhere as potential merger or acquisition candidates, and anticipate expanding this acquisition strategy to metropolitan areas in the states of Arizona, New Mexico and California.  However, as of the date of this Prospectus, there are no definitive agreements in place relating to our acquiring any such business and there can be no assurances that such agreements will be executed on favorable terms or at all in the future.

If we are successful, the acquisition of related, complimentary businesses is expected to increase revenues and profits by providing a broader range of services in vertical markets which are consolidated under one parent, thus reducing overhead costs by streamlining operations and eliminating duplicitous efforts and costs.  There are no assurances that we will increase profitability if we are successful in acquiring other synergistic companies.

Management will seek out and evaluate related, complimentary businesses for acquisition.  The integrity and reputation of any potential acquisition candidate will first be thoroughly reviewed to ensure it meets with management’s standards.  Once targeted as a potential acquisition candidate, we will enter into negotiations with the potential candidate and commence due diligence evaluation of each business, including its financial statements, cash flow, debt, location and other material aspects of the candidates’ business.  One of the principal reasons for our filing of our registration statement of which this Prospectus is a part and the filing of an application to list our securities for trading is our intention to utilize the issuance of our securities as part of the consideration that we will pay for these proposed acquisitions.  If we are successful in our attempts to acquire similar companies utilizing our securities as part or all of the consideration to be paid, our current shareholders will incur dilution.  See “RISK FACTORS.”

In implementing a structure for a particular acquisition, we may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity.  We may also acquire stock or assets of an existing business.  On the consummation of a transaction, we do not intend that our present management and shareholders will no longer be in control of our Company.

As part of our investigation, our officers and directors will meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis of verification of certain information provided, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial resources and management expertise.  The manner in which we participate in an acquisition will depend on the nature of the opportunity, the respective needs and desires of us and other parties, the management of the acquisition candidate and our relative negotiation strength and such other management.

We will participate in an acquisition only after the negotiation and execution of appropriate written agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require some specific representations and warranties by all of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing, will outline the manner of bearing costs, including costs associated with our attorneys and accountants, will set forth remedies on default and will include miscellaneous other terms.

Depending upon the nature of the acquisition, including the financial condition of the acquisition company, as a reporting company under the 34 Act it may be necessary for such acquisition candidate to provide independent audited financial statements.  If so required, we will not acquire any entity which cannot provide independent audited financial statements within a reasonable period of time after closing of the proposed transaction.  If such audited financial statements are not available at closing, or within time parameters necessary to insure our compliance with the requirements of the 34 Act, or if the audited financial statements provided do not conform to the representations made by the candidate to be acquired in the closing documents, the closing documents will provide that the proposed transaction will be voidable, at the discretion of our present management.  If such transaction is voided, the agreement will also contain a provision providing for the acquisition entity to reimburse us for all costs associated with the proposed transaction.

Competition

We face extreme competition from larger, better-financed and national brands.  All of these companies have extensive resources and a world market place for their products.  Also, there are local fly shops that are established retail centers that could have an impact on our ability to penetrate the fly tying and fly pattern industry.

Government Regulation

We are not subject to any extraordinary governmental regulations.

Employees

As of the date of this Prospectus we employ three (3) persons, including our members of management.  We have consulted with and expect to continue to use the services of independent consultants and contractors with whom our management has a pre-existing relationship to perform various professional services, particularly in the area of sales and marketing consultation.  However, no compensation has been paid for these services as of the date of this Prospectus and there is no agreement to pay such compensation in the future.

None of our employees are members of a union.  We consider our employee labor relations to be good.

Trademarks/Trade names/Intellectual Property

We have no registered trademarks or other intellectual property as of the date of this Prospectus, except for our domain name, yummyfiles.com.

Property

We operate from our offices at 1848 South Lamar Ct., Lakewood, CO 80232, telephone (303) 619-2503, which consists of 150 square feet of executive office and manufacturing space.  Our President provides this space to us on a rent-free basis.  Management believes that this space will meet our needs for the foreseeable future.

Legal Proceedings

We are unaware of any pending or threatened litigation by or against us.

MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position

Gary Okizaki	64	President, Chief Executive Officer, Chairman of the Board

Brian Yamauchi	40	Vice-President, Treasurer and Director

Monroe Coleman	61	Vice-President, Secretary and Director

The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified.  Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors.  Officers serve at the will of the Board of Directors.  Each of our above officers and directors have had extensive experience in the fly fishing industry, as well as maintaining a strong interest in this industry.  While none of our officers and directors have extensive experience in operating a public company, due to our limited financial resources we do not believe we have the financial ability to retain a more experienced individual.

Resumes

Gary S. Okizaki, our founder, has been our President, CEO and Chairman of the Board, since our inception.  In addition to his positions with us, Mr. Okizaki has been a special education teacher of children with learning disabilities for South Lakewood Elementary School, Lakewood, Colorado since August 2001 until this past spring 2012.  In the 2012 school year he will continue with Jefferson County School District as a Speech Pathologist for Lakewood High School, Creighton Middle School and O’Connell Middle School. He has also been an Orvis endorsed fly fishing guide for the North Fork Guest Ranch, Shawnee, Colorado (2011-2012) and a fly fishing guide and instructor for the Blue Quill Angler, Evergreen, Colorado, since March 2001.  Mr. Okizaki received a Bachelor of Arts degree in 1969 from the University of Northern Colorado and a Masters degree from the University of Denver in 1972.  He devotes approximately 15 hours per week to our affairs, unless additional time is required.

Brian M. Yamauchi has been our Vice President, Treasurer and a director since our inception.  In addition to his positions with us, he has been employed by CAPS Pharmacy, Denver, CO since January 2005, where his principal responsibilities include preparing and compounding IV mediations.  Prior, from November 2003 through September 2005, he performed similar responsibilities at Sky Ridge Medical Center, Lone Tree, Colorado.  He devotes only such time as needed to our affairs.

Monroe Coleman has been our Vice President, Secretary and a director since our inception.  Since 2004 Mr. Coleman has been retired.  Previously, from 1972 through 2004, Mr. Coleman was employed by Quest Communications, Inc., Denver Colorado, as a network technician.  In addition, since 1989 he has worked part time as a professional fly fishing guide for the Blue Quill Angler, Bergen Park, Colorado, and the North Fork Guest Ranch, Shawnee, Colorado.  He devotes only such time as needed to our affairs.

Board Committees

As of the date of this Prospectus we do not have any committees of our Board of Directors.  We expect to appoint outside Directors to serve on our Board in the near future, but as of the date of this Prospectus we have not identified such prospective Directors.  Once appointed, we expect to form an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Nominating Committee.

Family Relationships

There are no family relationships between any of our Directors or executive officers.

Conflicts of Interest

Members of our management are associated with other firms involved in a range of business activities.  Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our Company.  Insofar as the officers and directors are engaged in other business activities, management anticipates it will devote only a minor amount of time to our affairs.  See “RISK FACTORS.”

EXECUTIVE COMPENSATION

Remuneration

Since our inception none of our officers or directors or any other employee have received any salary.  If and when we obtain profitability our Board of Directors will determine future salaries, if any.

Compensation of Directors

Our directors are currently not being compensated and we expect no compensation to be paid until we obtain profitability.  Our Board will convene at that time to determine an appropriate compensation package for our Directors.  However, it is not anticipated that any of our executive officers will receive material compensation in the foreseeable future.  Although no payments to Directors have been made, they may be reimbursed for actual expenses incurred for each meeting of the Board that they attend.

Stock Plan

We have not adopted a stock plan, but may do so in the future.

Employment Agreements

None of our executive officers are party to any employment agreement with us.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding beneficial ownership of our Common Stock as of the date of this Prospectus by (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each of our officers and Directors, and (iii) all Directors and executive officers as a group.

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class

Common	Mr. Gary Okizaki(1) 1848 So. Lamar Ct. Lakewood, CO 80232	6,255,000	60.9%

Common	Brian Yamauchi(1) 12 Shari Dr. St. Louis, MO 63122	1,350,000	13.1%

Common	Monroe Coleman(1) 11649 Port Washington Rd Mequon, WI 53092	648,000	6.3%
Common	All Officers and Directors As a Group (3 persons)	8,253,000	80.3%
_________________________

(1)	Officer and Director of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We operate from our offices at 1848 South Lamar Ct., Lakewood, CO 80232.  Our President/CEO provides this space to us on a rent-free basis.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

DESCRIPTION OF SECURITIES

Common Stock

There are 100,000,000 shares of Common Stock, $.001 par value, authorized, with 10,278,000 shares issued and outstanding.  The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.  Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding Preferred Stock, which may be authorized and issued in the future.  Upon a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, and subject further only to the prior rights of any outstanding Preferred Stock which may be authorized and issued in the future.  The holders of Common Stock have no preemptive, subscription, redemption or conversion rights.  The outstanding shares of Common Stock are, and the shares offered herein will be, when issued and paid for, fully paid and non-assessable.  Cumulative voting in the election of directors is not permitted and the holders of a majority of the number of outstanding shares will be in a position to control the election of directors at a general shareholder meeting and may elect all of the directors standing for election.  We have no present intention to pay cash dividends to the holders of Common Stock.

Transfer Agent and Registrar

We have not retained a transfer agent as of the date of this Prospectus but intend to retain the same in the foreseeable future for our Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

In the event our Common Stock is approved for trading in the future, of which there can be no assurance, market sales of shares of our Common Stock after this Offering and from time to time, and the availability of shares for future sale, may reduce the market price of our Common Stock.  Sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities.  After the effective date of the registration statement of which this Prospectus is a part, all of the shares sold in this Offering, will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates. After the effective date of the registration statement of which this Prospectus is a part, all of the shares sold in this Offering, constituting 1,989,000 shares, will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.  The balance of 8,289,000 shares which are not being registered will be eligible for sale pursuant to the exemption from registration.

If our application to trade our Common Stock on the OTCBB is approved, of which there can be no assurance, it is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.  In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.  See “RISK FACTORS.”

Rule 144

Rule 144, adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, generally provides an exemption for the resale or privately offered securities provided the conditions of the rule are met, which include, among other limitations, that the securities be held for a minimum of six months due to the fact that we expect to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended.  Consequently, our shareholders who are affiliates and whose shares are not being registered as part of the registration statement we have filed with the SEC (of which this Prospectus is a part) may not be able to avail themselves of Rule 144 or otherwise be readily able to liquidate their investments in the event of an emergency or for any other reason, and the shares may not be accepted as collateral for a loan.  If such non-affiliate has owned the shares for at least six months, he or she may sell the shares without complying with any of the restrictions of Rule 144 once we are deemed a reporting company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries.  Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Andrew I. Telsey, P.C., Centennial, Colorado.  Andrew I. Telsey, sole shareholder of Andrew I. Telsey, P.C., owns 432,000 shares of our Common Stock.

EXPERTS

The financial statements of Yummy Flies, Inc. as of and for the years ended December 31, 2011 and 2010 included herein, have been audited by Ronald R. Chadwick, P.C., independent registered public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We have filed this registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this Offering.  This Prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits.  If and when the SEC declares our registration statement effective, we will begin filing reports pursuant to the Securities Exchange Act of 1934, as amended.  For further information with respect to our Common Stock, and us we refer you to the registration statement and to the exhibits and schedules to the registration statement.  Statements contained in this Prospectus as to the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement.  Each of these statements is qualified in all respects by this reference.  You may inspect a copy of the registration statement without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC.  The SEC maintains a worldwide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the website is http://www.sec.gov.  The SEC’s toll free investor information service can be reached at 1-800-SEC-0330.

FINANCIAL STATEMENTS

The audited financial statements for the fiscal years ending December 31, 2011 and 2010, and the unaudited financial statements for the three month periods ended March 31, 2012 and September 30, 2011, are set forth on pages F-1 through F 10.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

YummyFlies.com, Inc.
(A Development Stage Company)

FINANCIAL STATEMENTS

With Independent Accountant’s Audit Report

For the years ended December 31, 2011 and 2010
And the unaudited interim period ended March 31, 2012

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Yummy Flies, Inc.
Lakewood, Colorado

I have audited the accompanying balance sheets of Yummy Flies, Inc. (a development stage company) as of December 31, 2011 and 2010 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2011 and 2010, and for the period from December 26, 2005 (inception) through December 31, 2011. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yummy Flies, Inc. as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years ended December 31, 2011 and 2010, and for the period from December 26, 2005 (inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado	/s/ Ronald R. Chadwick, P.C.
June 28, 2012	RONALD R. CHADWICK, P.C.

YummyFlies.com Inc.
(A Development Stage Company)
Balance Sheets

	Unaudited
	March 31,	December 31,	December 31,
	2012	2011	2010
ASSETS

Current Assets

Cash in bank	$4,071	$4,102	$10,602
Inventory	1,876	1,876	2,416

TOTAL CURRENT ASSETS	5,947	5,978	13,018

Property & Equipment

Equipment (net of Accumulated Depreciation $ 2,169, $2,039 and	424	554	1,072
$1,521 respectively)

TOTAL ASSETS	$6,371	$6,532	$14,090

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Advances From Shareholders	$7,952	$7,952	$6,412
Sales Tax Payable	-	-	1

TOTAL CURRENT LIABILITIES	7,952	7,952	6,413

TOTAL LIABILITIES	7,952	7,952	6,413

Stockholders' Equity
Common Stock (par value $.001; Authorized 100,000,000 shares;
issued and outstanding 10,278,000)	10,278	10,278	10,278
Capital Paid in Excess of Par	32,447	32,447	32,447
Defecit Accumulated During the Development Stage	(44,306)	(44,145)	(35,048)

TOTAL STOCKHOLDERS' EQUITY	(1,581)	(1,420)	7,677

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,371	$6,532	$14,090

The accompanying notes are an integral part of these financial statements.

YummyFlies.com Inc.
(A Development Stage Company)
Statements of Operations
					Unaudited	Unaudited
					December 26,	December 26,
	Unaudited		Unaudited		2005 (inception)	2005 (inception)
	3 Months End	Year Ended	3 Months End	Year Ended	thorugh	thorugh
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2012	2011	2011	2010	2012	2011

REVENUES - Sales	$-	$331	$43	$24	$1,831	$1,831

COST OF GOODS SOLD	-	312	-	10	802	802

Gross Profit	-	19	43	14	1,029	1,029

GENERAL AND ADMINISTRATIVE EXPENSES

Accounting	-	4,030	780	5,800	13,395	13,395
Depreciation	130	519	130	519	2,170	2,040
General and administrative	31	378	805	477	7,146	7,115
Legal	-	1,980	980	-	15,028	15,028
Writeoffs - Inventory	-	2,209	-	5,387	7,596	7,596
Total General and Administrative Expenses	$161	$9,116	$2,695	$12,183	$45,335	$45,174

(Loss) from operations	(161)	(9,097)	(2,652)	(12,169)	(44,306)	(44,145)

Other income (expense)	-	-	-	-	-	-

Net (loss)	$(161)	$(9,097)	$(2,652)	$(12,169)	$(44,306)	$(44,145)

Basic Earnings (Loss) Per Share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Common Shares Outstanding	10,278,000	10,278,000	10,278,000	10,278,000

The accompanying notes are an integral part of these financial statements.

YummyFlies.com Inc.
(A Development Stage Company)
Statements of Cash Flows
					Unaudited	Unaudited
					December 26,	December 26,
	Unaudited		Unaudited		2005 (inception)	2005 (inception)
	3 Months End	Year Ended	3 Months End	Year Ended	thorugh	thorugh
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2012	2011	2011	2010	2012	2011

Net (loss)	$(161)	$(9,097)	$(2,652)	$(12,169)	$(44,306)	$(44,145)
Adjustments to reconcile decrease in net assets to net cash provided by operating activities:

Issuance of stock for services	-	-	-	-	975	975
Depreciation expense	130	519	130	519	2,170	2,040
Inventory decrease (increase)	-	540	-	4,071	(1,876)	(1,876)
Increase (decrease) in current liabilities	-	(1)	3	(14)	-	-

Net cash (used) in operation activities	(31)	(8,039)	(2,519)	(7,593)	(43,037)	(43,006)

Cash flows from investing activities
Purchase equipment (increase)	-	-	-	-	(2,593)	(2,593)

Net cash provided by investing activities	-	-	-	-	(2,593)	(2,593)

Cash flows from financing activities
Advances from shareholder - borrowings	-	1,539	518	1,374	11,261	11,261
Advances from shareholder - payments		-	-	(3,310)	(3,310)	(3,310)
Issuance of common stock					167	167
Capital paid in excess of par	-	-	-	-	41,583	41,583

Net cash provided by financing activities	-	1,539	518	(1,936)	49,701	49,701

Net increase in cash	(31)	(6,500)	(2,001)	(9,529)	4,071	4,102

Cash at beginning of period	4,102	10,602	10,602	20,131	-	-

Cash at end of period	$4,071	$4,102	$8,601	$10,602	$4,071	$4,102

Supplemental information:
Non-cash issuance of common stock	$-	$-	$-	$-	$-	$975
Issuance of common stock for debt retirement	$-	$-	$-	$-	$3,500	$3,500
Cash paid for interest	$-	$-	$-	$-	$-	$-
Cash paid for income taxes	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

YummyFlies.com Inc.
(A Development Stage Company)
Statements of Shareholders' Equity

	Number Of		Capital Paid	Retained
	Common	Common	in Excess	Earnings
	Shares Issued	Stock	of Par Value	(Deficit)	Total
Balance At December 26, 2005	-	$-	$-	$-	$-

January 1, 2007 975,000 shares of
common stock issued for services valued
at $975 or $.001 per share	8,775,000	8,775	(7,800)	-	975

March 2007 57,000 shares of
common stock issued for cash of
$14,250 or $0.25 per share	513,000	513	13,737	-	14,250

April 2007 46,000 shares of
common stock issued for cash of
$11,500 or $0.25 per share	414,000	414	11,086	-	11,500

May 2007 4,000 shares of
common stock issued for cash of
$1,000 or $0.25 per share	36,000	36	964	-	1,000

December 2007 14,000 shares of
common stock issued for cash of
$3,500 or $0.25 per share	126,000	126	3,374	-	3,500

Net (loss)	-	-	-	(14,962)	(14,962)

Balance at December 31, 2007	9,864,000	$9,864	$21,361	$(14,962)	$16,263

April 2008 39,000 shares of
common stock issued for cash of
$9,750 or $0.25 per share	351,000	351	9,399	-	9,750

May 2008 1,000 shares of
common stock issued for cash of
$250 or $0.25 per share	9,000	9	241	-	250

June 2008 2,000 shares of
common stock issued for cash of
$500 or $0.25 per share	18,000	18	482	-	500

August 2008 4,000 shares of
common stock issued for cash of
$1,000 or $0.25 per share	36,000	36	964	-	1,000

Net (loss)	-	-	-	(3,628)	(3,628)

Balance at December 31, 2008	10,278,000	$10,278	$32,447	$(18,590)	$24,135

Net (loss)	-	-	-	(4,289)	(4,289)

Balance at December 31, 2009	10,278,000	$10,278	$32,447	$(22,879)	$19,846

Net (loss)	-	-	-	(12,169)	(12,169)

Balance at December 31, 2010	10,278,000	$10,278	$32,447	$(35,048)	$7,677

Net (loss)	-	-	-	(9,097)	(9,097)

Balance at December 31, 2011	10,278,000	$10,278	$32,447	$(44,145)	$(1,420)
Net (loss)	-	-	-	(161)	(161)

Balance at March 31, 2012 (Unaudited)	10,278,000	$10,278	$32,447	$(44,306)	$(1,581)

* - As retroactivly stated for a 9 to 1 forward stock split effective September 20, 2010

The accompanying notes are an integral part of these financial statements.

YummyFlies.com, Inc.
(A Development Stage Company)
Notes to Financial Statements
For the years ended December 31, 2011 and 2010
And the unaudited interim period ended March 31, 2012

Note 1 - Organization and Summary of Significant Accounting Policies

ORGANIZATION

Yummyflies.com, Inc. (the “Company”), was incorporated in the State of Colorado on December 26, 2005. The Company was formed to produce and distribute flies and other fishing supplies, as well as instructional DVD’s. The Company may also engage in any business that is permitted by law, as designated by the board of directors of the Company.

DEPRECIATION AND AMORITIZATION

Furniture, fixtures and equipment are stated at cost and are depreciated over their estimated economic lives ranging from 5 to 7 years.  Depreciation is computed using the straight-line method.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

STATEMENT OF CASH FLOWS

For purposes of the statement of cash flows, the Company considered demand deposits and highly liquid-debt instruments purchased with maturity of three months or less to be cash equivalents.

Cash paid for interest during the period was $0.  Cash paid for income taxes during the period was $0.

INVENTORIES

Inventories are stated at the lower of cost or market (first-in, first-out method).

YummyFlies.com, Inc.
(A Development Stage Company)
Notes to Financial Statements
For the years ended December 31, 2011 and 2010
And the unaudited interim period ended March 31, 2012

Note 1 - Organization and Summary of Significant Accounting Policies (Continued)

BASIC EARNINGS PER SHARE

The basic earnings (loss) per common share are computed by dividing the net income (loss) for the period by the weighted average number of shares outstanding at December 31, 2011, 2010 and March 31, 2012.

REVENUE RECOGNITION

The Company produces custom flies and instructional DVD’s related to sport and recreational fishing. The revenue is recognized when a sale is made to a customer and the goods are delivered by the Company.

Note 2 – Basis of Presentation

In the course of its life the Company has had losses from operations.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management filed a Limited Offering Registration with the State of Colorado to acquire capital.  Management believes this will contribute toward its operations and subsequent profitability.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 – Capital Stock

The Company authorized 100,000,000 shares of $.001 par value common stock. Through September 30, 2011 the Company issued a total of 1,142,000 shares.

On January 2007 the Company issued 975,000 shares of $.001 par value common stock for services valued at $975 or $.001 per share.

On March 2007 the Company issued 57,000 shares of $.001 par value common stock for $14,250 in cash or $0.25 per share.

On April 2007 the Company issued 46,000 shares of $.001 par value common stock for $11,500 in cash or $0.25 per share.

YummyFlies.com, Inc.
(A Development Stage Company)
Notes to Financial Statements
For the years ended December 31, 2011 and 2010
And the unaudited interim period ended March 31, 2012

Note 3 – Capital Stock (Continued)

On May 2007 the Company issued 4,000 shares of $.001 par value common stock for $1,000 in cash or $0.25 per share.

On December 2007 the Company issued 14,000 shares of $.001 par value common stock for the conversion of $3,500 in notes payable at $0.25 per share.

On April 2008 the Company issued 39,000 shares of $.001 par value common stock for $9,750 in cash or $0.25 per share.

On May 2008 the Company issued 1,000 shares of $.001 par value common stock for $250 in cash or $0.25 per share.

On June 2008 the Company issued 2,000 shares of $.001 par value common stock for $500 in cash or $0.25 per share.

On August 2008 the Company issued 4,000 shares of $.001 par value common stock for $1,000 in cash or $0.25 per share.

The Company has declared no dividends through March 31, 2012.

YummyFlies.com, Inc.
(A Development Stage Company)
Notes to Financial Statements
For the years ended December 31, 2011 and 2010
And the unaudited interim period ended March 31, 2012

Note 4 -  Income Taxes

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to ASC 740. At March 31, 2012, December 31, 2011 and 2010, the Company had approximately $44,306, $44,145 and $35,048 in unused federal net operating loss carryforwards, which begin to expire principally in the year 2027. A deferred tax asset at each date of approximately $8,861, $8,829 and $7,010 resulting from the loss carryforwards has been offset by a 100% valuation allowance. The change in the valuation allowance for the periods ended March 31, 2012, December 31, 2011 and 2010 was approximately $32, $1,819 and $2,500.

Note 5 -  Related Party Activity
An officer/shareholder of the Company has advanced monies to pay expenses on behalf of the Company. The balance due the officer/shareholder was $7,952, $7,952, and $6,412 repectively for March 31, 2012, December 31, 2011, and December 31, 2010.

1,989,000 Shares of Common Stock

PROSPECTUS

__________________, 201__

Until ____________, 20__, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to be Paid

SEC registration fee	$11
Legal fees and expenses	$25,000
Accounting fees and expenses	$11,900
Miscellaneous	$3,757

Total	$40,668

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Colorado Statutes and our Articles of Incorporation, our directors and officers will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director or officer of his “duty of care.”  This provision does not apply to the directors’: (i) acts or omissions that involve intentional misconduct, fraud or a knowing and culpable violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of his duties, including gross negligence.

The effect of this provision in our Articles of Incorporation is to eliminate the rights of our Company and our shareholders (through shareholder’s derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above.  This provision does not limit nor eliminate the rights of our Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.  Section 7-109-102 of the Colorado Business Corporation Act provides corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

We have not issued any of our securities during the past three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

3.1	Articles of Incorporation*
3.2	By-Laws*
3.3	Specimen Stock Certificate*
3.4	Articles of Amendment to Articles of Incorporation*
5.1	Opinion of Andrew I. Telsey, P.C. re: legality
10.1	NRS Authorized Dealer Agreement
10.2	Addedum to NRS Agreement
10.3	Agreement with Casey Dunnigan
23.1	Consent of Andrew I. Telsey, P.C.
23.2	Consent of Ronald R. Chadwick, P.C.
_________________

*Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 filed with the SEC on December 15, 2010.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (?230.430B of this chapter):

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such docment immediately prior to such date of first use.

6.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned on August 2, 2012.

YUMMY FLIES, INC.
By: s/ Gary Okizaki Gary Okizaki, Principal Executive Officer
By: s/ Brian Yamauchi Brian Yamauchi, Principal Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary Okizaki, Chief Executive Officer, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the following persons in the capacities and on the dates indicated have signed this Registration Statement:

Signature	Title	Date

/s/ Gary Okizaki Gary Okizaki	Director	August 2, 2012
/s/ Brian Yamauchi Brian Yamauchi	Director	August 2, 2012
/s/ Monroe Coleman Monroe Coleman	Director	August 2, 2012